EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

1. Equity Marketing Hong Kong, Ltd., a Delaware corporation.

2. Synergy Promotions, S.A. de C.V., a Mexico corporation.

3. Corinthian Marketing Inc., a Delaware corporation.

4. Logistix Ltd., a United Kingdom corporation